UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934 (Amendment No.    )

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Filed by a Party other than the Registrant ☐

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☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☑	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12

CENTURY CASINOS, INC.

_______________________________________________

(Name of Registrant as Specified In Its Charter)

_______________________________________________

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check all boxes that apply):
☑	No fee required.
☐	Fee paid previously with preliminary materials.
☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

EXPLANATORY NOTE

On April 30, 2026, Century Casinos, Inc. (the “Company”) filed a definitive proxy statement (the “Proxy Statement”) with the

Securities and Exchange Commission (the “SEC”) for the Company’s 2026 Annual Meeting of Stockholders to be held on June 22, 2026 (the “Annual Meeting”). This supplement (the “Supplement”) is being filed to describe a recent change in the

Company’s independent registered public accounting firm.

Change in Company's Independent Registered Public Accounting Firm

As disclosed in the Current Report on Form 8-K filed by the Company with the SEC on May 22, 2026, the Audit Committee of the Board of Directors dismissed Grant Thornton LLP (“GT”) as the Company’s independent registered public accounting firm, and approved the engagement of Ernst & Young LLP (“EY”) as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2026. The reports of GT on the Company’s financial statements for each of the two fiscal years ended December 31, 2025 and December 31, 2024, did not contain an adverse opinion or a disclaimer of opinion, and were not qualified or modified as to uncertainty, audit scope, or accounting principles. During the Company's two most recent fiscal years ended December 31, 2025 and December 31, 2024, and the subsequent interim period preceding May 22, 2026, there were (i) no “disagreements” (as that term is defined in Item 304(a)(1)(iv) of Regulation S-K and the related instructions) with GT on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which, if not resolved to the satisfaction of GT, would have caused GT to make reference to the subject matter of such disagreement in their reports on the financial statements for such periods and (ii) here were no “reportable events” (as that term is defined in Item 304(a)(1)(v) of Regulation S-K and the related instructions), except that the Company identified material weaknesses in its internal control over financial reporting, as disclosed in Part II, Item 9A, Controls and Procedures, of the Company’s Quarterly Report on Form 10-Q, filed with the Securities and Exchange Commission (the “SEC”) on May 7, 2026, specifically that such material weaknesses are related to the design, implementation and maintenance of effective controls to timely review certain key inputs and assumptions used in the performance of impairment testing and related disclosures. In the fiscal year ended December 31, 2025, these material weaknesses resulted in the restatement of the Company's consolidated financial statements for the year ended December 31, 2024 and its unaudited condensed consolidated financial statements for the three months ended March 31, 2025 and the three and six months ended June 30, 2025.

Updates to Proposal 2 - Ratification Of The Appointment Of Independent Registered Public Accounting Firm

In light of the change in our independent registered public accounting firm, the disclosure under “Proposal 2 - Ratification Of The Appointment Of Independent Registered Public Accounting Firm;” is hereby updated as follows:

The Audit Committee (i) dismissed GT as the Company’s independent registered public accounting firm and (ii) appointed EY as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2026, in each case effective May 22, 2026 (the “Effective Date”). GT served as the Company's independent registered public accounting firm for the fiscal year ended December 31, 2025.

As a result of the change in the Company’s independent registered public accounting firm, under Proposal 2, we are requesting that our stockholders ratify the appointment of EY as our independent registered public accounting firm for the fiscal year ending December 31, 2026.

We have been advised that representatives of EY will be present at the Annual Meeting to answer appropriate questions and to have an opportunity to make a statement, if desired.

The Board of Directors unanimously recommends that stockholders vote FOR the ratification of the appointment of EY as our independent registered public accounting firm for the fiscal year ending December 31, 2026. Even if the appointment of EY is ratified, our Audit Committee retains the discretion to select and appoint a different independent registered public accounting firm at any time if it determines that such a change would be in the best interest of the Company.

In addition, all other references to the ratification of the appointment of GT as our independent registered public accounting firm in the Proxy Statement are updated to refer to the ratification of the appointment of EY as our independent registered public accounting firm.

Voting; Revocability of Proxies

Any votes received FOR or AGAINST the ratification of the appointment of the Company’s independent registered public accounting firm prior to the date hereof will be applied to EY without any further action. Accordingly, if you have already voted, you do not need to vote again unless you would like to change or revoke your prior vote on any proposal. If you would like to change or revoke your prior vote on any proposal, please refer to page 1 of the Proxy Statement for instructions on how to do so.